Filed Pursuant to Rule 424(b)(2)
File No. 333-180989

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series L, Floating Rate Notes	$800,000,000	100.00%	$800,000,000	$109,120

(1)

The total filing fee of $109,120 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 8 dated July 22, 2013

(to Prospectus Supplement dated May 25, 2012

and Prospectus dated April 27, 2012)

WELLS FARGO & COMPANY

Medium-Term Notes, Series L

Floating Rate Notes

Aggregate Principal Amount

Offered:	$800,000,000

Trade Date:	July 22, 2013

Original Issue Date (T+5):	July 29, 2013

Stated Maturity Date:	July 20, 2016

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from July 29, 2013

Agent Discount

(Gross Spread):	0.25%

All-In Price (Net of

Agent Discount):	99.75%, plus accrued interest, if any, from July 29, 2013

Net Proceeds:	$798,000,000

Benchmark:	Three-month LIBOR

Base Rate:	LIBOR

Spread:	+53 basis points

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each January 20, April 20, July 20 and October 20, commencing October 20, 2013 and ending April 20, 2016

Interest Payment Dates:	Each January 20, April 20, July 20 and October 20, commencing October 20, 2013 and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.53%, determined two London banking days prior to July 29, 2013

Listing:	None

		Principal Amount
Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$640,000,000

Agents (Senior Co-Managers):	Citigroup Global Markets Inc.	19,200,000
	Credit Suisse Securities (USA) LLC	19,200,000
	Goldman, Sachs & Co.	19,200,000
	J.P. Morgan Securities LLC	19,200,000
	Morgan Stanley & Co. LLC	19,200,000

Agents (Junior Co-Managers):	Apto Partners, LLC	4,000,000
	Banca IMI S.p.A.	4,000,000
	Barclays Capital Inc.	4,000,000
	BB Securities Limited	4,000,000
	BB&T Capital Markets, a division of BB&T Securities, LLC	4,000,000
	CastleOak Securities, L.P.	4,000,000
	Deutsche Bank Securities Inc.	4,000,000
	Fifth Third Securities, Inc.	4,000,000
	HSBC Securities (USA) Inc.	4,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,000,000
	National Bank of Canada Financial Inc.	4,000,000
	Samuel A. Ramirez & Company, Inc.	4,000,000
	Santander Investment Securities Inc.	4,000,000
	SG Americas Securities, LLC	4,000,000
	UBS Securities LLC	4,000,000
	The Williams Capital Group, L.P.	4,000,000

	Total:	$800,000,000

Plan of Distribution:

On July 22, 2013, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.75%, plus accrued interest, if any, from July 29, 2013. The purchase price equals the issue price of 100.00% less an underwriting discount of 0.25% of the principal amount of the notes.

BB Securities Limited is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Limited intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Ple. Ltd. may be involved in the sale of the notes in Asia.

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Certain U.S. Federal Income Tax Consequences:

As discussed in the accompanying prospectus under “Certain U.S. Federal Income Tax Considerations,” legislation was enacted in 2010, contained in Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, that will impose a 30% withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Department of the Treasury (“Treasury”) to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest with respect to notes from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest from sources within the United States, unless the payments of interest or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. As enacted, these withholding and reporting obligations generally apply to payments made with respect to the notes. Under final Treasury regulations effective January 28, 2013 and other administrative guidance, these withholding and reporting requirements with respect to interest will be delayed until July 1, 2014, and withholding on gross proceeds will be delayed until January 1, 2017. Further, withholding will not apply to notes outstanding on July 1, 2014, unless such notes undergo a significant modification after that date. Investors are urged to consult their own tax advisors regarding the application of the legislation and proposed regulations to the notes.

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BFM7

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